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                           THE CHROMALINE CORPORATION

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)

                                                                     Three Months Ended
                                                                     ------------------
                                                               Mar 31, 2002          Mar 31, 2001
                                                               ------------          ------------
Net earnings applicable to common shareholders                   $   23,407            $   88,402
   for basic and diluted earnings per share


Weighted average shares outstanding for basic
   earnings per share                                             1,263,916             1,271,627


Dilutive effect of stock options computed using the
   treasury stock method and the average market price                     0                 3,860

Weighted average shares outstanding for diluted
   earnings per share                                             1,263,916             1,275,487

Basic earnings per share                                         $     0.02            $     0.07

Diluted earnings per share                                       $     0.02            $     0.07
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